FLEMING ANNOUNCES $1.35 BILLION RECAPITALIZATION PROGRAM

Oklahoma City, June 16, 1997 -- Fleming Companies, Inc. (FLM) announced today that its Board of Directors approved a $1.35 billion recapitalization program for the company. This comprehensive program consists of an $850 million Senior Secured Credit Facility, with bank credit commitments of up to 7 years, and $500 million of privately placed Senior Subordinated Notes, with maturities of up to 10 years. Proceeds from the recapitalization program will be used to repay all outstanding bank debt and retire the company's floating rate Senior Notes due 2001.

Chairman and CEO Robert Stauth said, "Gaining a new, longer-term bank credit facility is a key objective of our recapitalization program. This strengthened capital structure will provide Fleming with increased flexibility to pursue new business investments and redeploy assets."

The $850 million Senior Secured Credit Facility is comprised of a $600 million revolving credit facility which matures in 6 years, and a $250 million amortizing term loan which has a final maturity of 7 years. The new bank credit facility will be led by The Chase Manhattan Bank as administrative agent. Bank of America NT&SA has been named syndication agent and Societe Generale has been named documentation agent. The new bank credit facility will replace the company's credit agreement which was implemented in July 1994 to finance the Scrivner acquisition.


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Fleming Announces Recapitalization, pg. 2

The Senior Subordinated Notes will be junior to the company's outstanding secured and unsecured long-term debt. The Senior Subordinated Notes are expected to be issued in two tranches; the longest maturity may be up to 10 years. The Senior Subordinated Notes have not been and will not be registered under the Securities Act of 1933, nor under any state's securities act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Senior Subordinated Notes referred to herein in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Executive Vice President and CFO Harry Winn said, "This recapitalization program will improve Fleming's capital structure and enable us to achieve a number of other important benefits for the company and our shareholders. The recapitalization program will diversify Fleming's capital structure, reduce our bank debt and Senior Notes due 2001, reduce our annual scheduled debt maturities, and extend the average life of our debt portfolio." Winn added, "We believe that current market conditions are favorable for Fleming to pursue this recapitalization."

The recapitalization program is expected to result in an extraordinary charge of approximately $13 million, or an impact of $0.35 on earnings per share on an after-tax basis, in the company's second quarter ending July 12, 1997. Most of the charge represents a non-cash write-off of unamortized financing costs related to the debt to be repaid.

As one of the nation's leading food marketing and distribution companies, Fleming serves more than 3,100 supermarkets, including approximately 270 company-owned stores, in 42 states.

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